The Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74V1 and 74V2 complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,171,526
Class B	$49,620
Class C	$108,139
Class F-1	$126,279
Class F-2	$20,625
Total	$1,476,189
Class 529-A	$29,648
Class 529-B	$3,028
Class 529-C	$11,797
Class 529-E	$1,491
Class 529-F-1	$1,600
Class R-1	$3,811
Class R-2	$26,641
Class R-3	$44,173
Class R-4	$34,735
Class R-5	$27,537
Class R-6	$4,933
Total	$189,394

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5220
Class B	$0.4389
Class C	$0.4331
Class F-1	$0.5224
Class F-2	$0.5500
Class 529-A	$0.5169
Class 529-B	$0.4266
Class 529-C	$0.4274
Class 529-E	$0.4845
Class 529-F-1	$0.5404
Class R-1	$0.4344
Class R-2	$0.4277
Class R-3	$0.4860
Class R-4	$0.5210
Class R-5	$0.5544
Class R-6	$0.3412

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,317,113
Class B	102,653
Class C	270,175
Class F-1	197,311
Class F-2	62,448
Total	2,949,700
Class 529-A	64,261
Class 529-B	7,336
Class 529-C	31,318
Class 529-E	3,416
Class 529-F-1	3,777
Class R-1	8,706
Class R-2	67,331
Class R-3	92,419
Class R-4	66,757
Class R-5	38,220
Class R-6	21,330
Total	404,871

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.80
Class B	$11.80
Class C	$11.80
Class F-1	$11.80
Class F-2	$11.80
Class 529-A	$11.80
Class 529-B	$11.80
Class 529-C	$11.80
Class 529-E	$11.80
Class 529-F-1	$11.80
Class R-1	$11.80
Class R-2	$11.80
Class R-3	$11.80
Class R-4	$11.80
Class R-5	$11.80
Class R-6	$11.80